VEGA-ATLANTIC CORPORATION                                          (OTC BB-VGAA)
FOR IMMEDIATE RELEASE     Denver, Colorado                         April 6, 2000
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                     VEGA-ATLANTIC ANNOUNCES TERMINATION OF
                DISCUSSIONS REGARDING ACQUISITION OF GOLDEN CYCLE

On behalf of the Board of Directors, Vega-Atlantic Corporation (the "Company") (symbol OTCBB: VGAA) announces that on April 5, 2000, the Company does not consider the acquisition of 100% of the issued and outstanding shares of Golden Cycle De Panama Inc., a corporation organized under the laws of the Republic of Panama ("Golden Cycle") a probable event and thus has terminated discussions with Golden Cycle.

On November 11, 1999, the Company entered into a letter of intent with Golden Cycle regarding acquisition of 100% of the issued and outstanding shares of Golden Cycle (the "Letter of Intent"). Golden Cycle owns a gold concession consisting of approximately 11.58 square miles in the northern province of Veraguas, Conception River Area, in the Republic of Panama.

The terms of the Letter of Intent provide that as a pre-condition to closing such acquisition and the consummation of a formal agreement encompassing the terms and provisions of the Letter of Intent, (i) the Company conduct to its satisfaction due diligence required for assessment purposes on both hard rock and alluvial based aspects of the concession, (ii) the Company receives confirmation that Golden Cycle has complied with all tax and regulatory filings,
(iii) necessary approvals regarding the transaction are obtained as may be required including shareholder approval, and (iv) delivery of financial statements from Golden Cycle, including an inventory of all unencumbered assets and reflecting no liabilities.

As of April 5, 2000, the Company does not consider Golden Cycle a probable acquisition and has terminated discussions with Golden Cycle regarding its acquisition based upon the results of the Company's due diligence. The Company's due diligence has resulted in the determination that Golden Cycle is not able to produce adequate corporate books and records, audited financial statements, nor other requested documentation.

However, in the event Golden Cycle is able to produce in the future such documentation and any other documentation the Company requires, management believes that there is a possibility discussions and negotiations between the Company and Golden Cycle may resume.

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Contact: Investor Relations                    E-mail: investor@investorcomm.com
Website: vega-atlantic.com                                 Phone: (800) 209-2260


SAFE HARBOR STATEMENT
Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, commodity prices of precious metals and actual results differing materially from projections because of geological factors, operation factors, government regulations or factors relied upon from independent sources, may either negatively or positively impact exploration or mining operations. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. The Company assumes no obligation to update the information in this release.